EXHIBIT 5.1

Snell & Wilmer L.L.P.

50 West Liberty Street

Reno, Nevada 89501

(775) 785-5440

March 31, 2015

Cellceutix Corporation

100 Cumming Center, Suite 151-B

Beverly, MA 01915

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as your special counsel in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by Cellceutix Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $30,000,000 of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”). The Shares which the Registration Statement includes for registration consist of (i) Shares with an aggregate value of up to $30,000,000 (the “Purchase Shares”) to be issued upon purchase by Aspire Capital Fund, LLC (“Aspire Capital”) and (ii) 160,000 Shares to be issued to Aspire Capital as a commitment fee (the “Commitment Shares”). Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended and currently in effect, and Bylaws as amended and currently in effect, and the corporate action of the Company that authorizes and provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon a certificate made by an officer of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities.

Based upon and subject to the foregoing, it is our opinion that (i) the Purchase Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable and (ii) the Commitment Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.

CTB/lt